EXHIBIT 23.1

CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS


We consent to the incorporation by reference in the Registration Statements (Form S-3 and S-8) of our report dated August 21, 1997 (except Note 5, as to which the date is October 9, 1997), with respect to the financial statements of Cypros Pharmaceutical Corporation included in the Annual Report (Form 10-K) for the year ended July 31, 1997.



ERNST & YOUNG LLP


San Diego, California
October 27, 1997